Exhibit 10.54

AMENDMENT NUMBER FIVE

TO THE

REGIONS FINANCIAL CORPORATION

SUPPLEMENTAL 401(k) PLAN

Amended and Restated Effective as of April 1, 2008 (the “Plan”)

Regions Financial Corporation amends the Plan effective January 1, 2012, as follows:

1. Section 4.2 (“Employer Matching Contributions”) is hereby amended by replacing “6%” with “4% (6% before January 1, 2012)” in Section 4.2(b)(i) and in the paragraph beneath Section 4.2(b)(ii). Section 4.2(b) is further amended by replacing “100%” with “100% (or such larger percentage as is determined by the Board of Directors with respect to the Regions 401(k) Plan)”.

2. Section 4.3 (“Employer Contributions”) is hereby amended by deleting subsection (b) and replacing it with the following new subsection (b) as follows:

(b)	Amount. The amount of the employer contribution credited to a Participant’s account under this Plan shall be in an amount that is equal to the sum of (iii) below plus the excess, if any, of (i) over (ii) below:

(i)	The amount of matching contributions (up to 4% of Compensation (6% before January 1, 2012)) the Participant would have received under this Plan for the prior Plan Year if the Participant’s supplemental salary reduction agreement had been applied to all Compensation for the prior Plan Year earned subsequent to the election and earned on and after the date the supplemental salary reduction agreement became effective.

(ii)	The amount of matching contributions the Participant actually received for the prior Plan Year.

(iii)	The excess, if any, of (A) the “Additional Employer Contribution” the Participant would have received in the prior year in the Regions 401(k) Plan absent the limitation on compensation in Section 401(a)(17) of the Code, over (B) the actual amount credited to the Participant as an Additional Employer Contribution for such year.

3. All other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.